Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Jamie McShane
November 20, 2020	Media Relations
4:00 pm	212-460-4111

CON EDISON INC.’S BOARD OF DIRECTORS
APPOINTS THREE NEW DIRECTORS

NEW YORK - Tim Cawley, who will be promoted to president and CEO of Con Edison, on December 29 and will also join the company’s board on that day. Cawley is currently the president of Con Edison of New York, a position he has held since 2018. He has spent his career at Con Edison, notably as president and chief executive officer at Orange and Rockland Utilities and senior vice president of Central Operations with responsibilities for transmission and substation operations, the steam business and construction activities. Cawley holds an MBA from New York University and a BS in electrical engineering from Union College. Cawley is an accomplished leader with extensive experience in the energy industry and an innovator in the renewable and clean energy space.

Karol Mason is also joining the board, effective January 1. Mason is the president of John Jay College of Criminal Justice in New York City. Mason has a strong background in social justice and has spent her career as a fierce advocate not only in New York but throughout the country and the world. During President Obama’s administration, Mason served as Deputy Associate Attorney General at the Department of Justice. She spent much of her career at Alston & Bird where she was the first African American woman to be elected the Chair of the Management Committee at any major national law firm. She attended law school at the University of Michigan after which she earned a coveted position as a Judicial Law Clerk in the US District Court. Mason’s business and policy experience and legal acumen will be a noteworthy addition to the board.

Dwight McBride is joining the board effective January 1. McBride is the president of The New School. He has spent his career in higher education holding the position of Provost and Executive Vice President for Academic Affairs at Emory University; Dean of the Graduate School and Associate Provost for Graduate Education at Northwestern University and earlier in his career as a professor at Northwestern University, the University of Illinois at Chicago and the University of Pittsburgh. An award-winning author, McBride is known as a national leader in research on African American literature and the study of race, gender and sexuality. McBride earned a PhD in English from the University of California, Los Angeles. McBride’s leadership as a distinguished scholar, author and academic administrator will bring a significant knowledge base to the board.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $60 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.
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